Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2006, except for Notes 1, 8, 12, 18, and 19 as to which the date is September 14, 2006, relating to the financial statements of Weingarten Realty Investors appearing in the Current Report on Form 8-K of Weingarten Realty Investors dated September 14, 2006, our reports dated March 7, 2006 relating to the financial statement schedules and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2005, our reports dated October 31, 2006 related to the combined statements of revenues and certain expenses of Woolbright Properties Portfolio and North American Properties Portfolio for the year ended December 31, 2005 appearing in the Current Report on Form 8-K of Weingarten Realty Investors dated October 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Houston, Texas
October 31, 2006